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                                                                    EXHIBIT 10.8

                  AMENDMENT TO SUBLEASE FOR SUBLEASE EXPANSION


         THIS AMENDMENT TO SUBLEASE FOR SUBLEASE EXPANSION (the "Amendment") is made this 17th day of July, 2000, by and between RITE AIDE OF MICHIGAN, INC., a Michigan corporation ("Landlord"), having an address of P.O. Box 3165, Harrisburg, Pennsylvania 17105 and MICHIGAN COMMUNITY BANCORP LIMITED, a Michigan corporation ("Tenant"), having an address of 43850 Schoenherr Road, Sterling Heights, Michigan 48313, Attention: David A. McKinnon, President/CEO/Chairman and amends the Sublease by and between Landlord and Tenant dated August 7, 1998 covering the premises situated in a shopping center known as Lakeview Square Shopping Center located at 43850 Schoenherr Road, Sterling Heights, Michigan (the "Sublease").

                                   WITNESSETH:

         WHEREAS, Landlord and Tenant desire to amend and modify said Sublease as set forth herein.

         NOW THEREFORE, in consideration of One ($1.00) Dollar and other mutual covenants herein contained, Landlord and Tenant do hereby amend the Sublease as follows:

         1. New Space. Commencing on the date of the execution of this Sublease by both parties (the "New Space Commencement Date") the size of the subleased premises shall be increased from the present approximate size of 5,980 square feet (the "Original Premises") to approximately 11,180 square feet (the "New Space"), by expanding into the vacant adjacent space containing approximately 5,200 square feet. The New Space does not include and the Landlord shall retain exclusive possession of a 10' storage area (the "Storage Area") located adjacent to the New Space, as depicted on the site plan attached hereto as Exhibit A and made a part hereof. Prior to the New Rent Commencement Date (hereinafter defined), Tenant, at its expense, shall construct and deliver to the Storage Area to Landlord in a manner reasonably satisfactory to Landlord, which construction shall include a separate exterior entrance for the exclusive use by Landlord.

         2. New Rent Commencement Date. Tenant shall continue to pay annual rent pursuant to Article IV of the Sublease until the date, which is one hundred twenty (120) days after the New Space Commencement Date (the "New Rent Commencement Date").

         3. Rent. Effective as of the New Rent Commencement Date, Tenant shall pay Landlord annual minimum rent for the New Space in the amount of One Hundred Thirty Two Thousand Eighty ($11,080.00) Dollars on or before the first day of each month, in advance. If the New Rent Commencement Date commences on a day other than the first of day of a month, then the annual minimum rent for the New Space shall be prorated for the balance of said month on a per diem basis.



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         4. Condition of New Space.

                  (a) Tenant accepts possession of the New Space in an AS-IS condition, without representation or warranty of any kind from Landlord as to the condition of the New Space or its fitness for the particular use to which Tenant expects to put the New Space.

                  (b) Tenant shall, at its expense, perform all work which is necessary to prepare the New Space for the conduct of business by Tenant including, without limitation, Tenant's New Improvements in the manner contemplated by this Sublease and to bring the New Space into compliance with all Governmental Requirements. Tenant shall begin construction of Tenant's New Improvements within ten (10) days after the New Space Commencement Date and complete construction prior to the New Rent Commencement Date.

                  All work performed by Tenant (including Tenant's New Improvement) shall be performed in a good and workmanlike manner in accordance with plans and specifications approved in advance by Landlord and otherwise in compliance with all Governmental Requirements and Insurance Underwriters' Requirements and subject to all requirements and conditions set forth in the Prime Lease. All improvements incorporated by Tenant in the New Space (other than trade fixtures) shall be considered permanent improvements to the New Space and shall be the property of Landlord.

         5. Taxes. Commencing on the New Space Commencement Date, in addition to all other sums due from Tenant hereunder, Tenant shall increase the amount of additional rent paid to Landlord for real estate taxes and assessments assessed against the New Space and the Center from 53% to 00% of the amounts charted to Landlord by Prime Landlord for such real estate taxes and assessments pursuant to Article 9 of the Prime Lease, which amounts shall be paid within ten (10) days of receiving a bill therefore from Landlord.

         6. Common Area Maintenance Charges. Commencing on the New Space Commencement Date, in addition to all other sums due from Tenant hereunder, Tenant shall increase the amount of additional rent paid to Landlord for Common Area Services (as described in the Prime Lease) from 53% to 100% of the amounts charged to Landlord by Prime Landlord for such Common Area Services pursuant to
Article 6 of the Prime Lease, which amounts shall be paid within ten (10) days of receiving an invoice for such charges from Landlord.

         7. Definitions. All capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Sublease.

         8. No Defaults. Tenant acknowledges and affirms that as of the date of this Amendment, Landlord is not in default under any of the terms, covenants, conditions, or provisions of the Sublease and Tenant has no offsets, claims or defenses against Landlord with respect to any obligation or duty of Landlord arising pursuant to the Sublease.



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         9. Landlord's Work. Tenant acknowledges and affirms that Landlord has completed all repairs to the complete satisfaction of Tenant.

         10. Continuing Validity. Except as herein modified, all other terms, covenants and conditions of the Sublease shall remain in full force and effect and are hereby ratified and confirmed.

         11. Conflicting Terms. In the event of a conflict between the terms of the Sublease and this Amendment, the language of this Amendment shall control.

         12. Consent to Amendment. Lakeside Community Bank, a Michigan corporation and Guarantor of the Sublease, hereby consents to this Amendment.


WITNESS:                                    LANDLORD:
                                            RITE AIDE OF MICHIGAN, INC.,
                                            A MICHIGAN CORPORATION


-----------------------                     --------------------------------
                                            Tyrone A. Powell
                                            Authorized Representative


                                            TENANT:
                                            MICHIGAN COMMUNITY BANCORP LIMITED,
                                            A MICHIGAN CORPORATION


-----------------------                     --------------------------------
                                            David A. McKinnon
                                            President/CEO/Chairman

                                            GUARANTOR:
                                            LAKESIDE COMMUNITY BANK,
                                            A MICHIGAN CORPORATION


-----------------------                     --------------------------------
                                            Name: David A. McKinnon
                                            Title: Chairman


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